EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact - (713) 960-9111
Investors - Steve Bender
Media - David R. Hansen

Westlake Chemical Corporation Reports Fourth Quarter and
Full-Year Earnings for 2014

•	Record 2014 net income of $678.5 million, or $5.07 per share, an increase of 11% from 2013.

•	Record quarterly net income of $183.3 million, or $1.37 per share.

•	Generated cash flow from operations in 2014 of $1,032.4 million.
Westlake Chemical Corporation (NYSE: WLK) today reported net income for the three months ended December 31, 2014 of $183.3 million, or $1.37 per diluted share, compared to net income of $171.0 million, or $1.27 per diluted share, reported for the fourth quarter of 2013. Net income in the fourth quarter of 2014 was negatively impacted by $4.4 million, or $0.03 per diluted share, as a result of an impairment of an equity investment. Net sales for the three months ended December 31, 2014 of $1,135.9 million increased $184.3 million compared to net sales of $951.6 million in the same period of 2013, primarily due to sales attributable to the acquisition of Vinnolit Holdings GmbH ("Vinnolit"), our new specialty PVC resin business, in the third quarter of 2014, partially offset by lower styrene and ethylene co-products sales volumes. Income from operations was $302.4 million in the fourth quarter of 2014 compared to $257.6 million for the fourth quarter of 2013. The increase in income from operations was primarily the result of higher integrated Vinyls margins, largely due to lower feedstock costs resulting from the expansion and conversion of the Calvert City, Kentucky ethylene plant from propane to ethane feedstock.
Net income for the fourth quarter of 2014 of $183.3 million, or $1.37 per diluted share, increased $15.5 million from the $167.8 million net income, or $1.25 per diluted share, reported in the third quarter of 2014. Net income in the fourth quarter of 2014 was negatively impacted by the impairment of an equity investment. The third quarter of 2014 net income was negatively impacted by the Vinnolit acquisition and the initial public offering costs of Westlake Chemical Partners LP ("Westlake Partners") and non-recurring state tax items recorded in the quarter. Net sales in the fourth quarter of 2014 of $1,135.9 million decreased $117.3 million from net sales of $1,253.2 million in the third quarter of 2014, primarily as a result of lower sales prices for most of our major products, and lower sales volumes for polyethylene, PVC resin and building products, partially offset by incremental sales attributable to the acquisition of Vinnolit in the third quarter of 2014. Fourth quarter 2014 income from operations was $302.4 million as compared to $306.8 million reported for the third quarter of 2014, a decrease of $4.4 million. The decrease in operating income in the fourth quarter of 2014 as compared to the third quarter was primarily the result of lower sales prices for most of our major products and the planned maintenance turnaround at our Gendorf, Germany site in the fourth quarter of 2014.
For the year ended December 31, 2014, net income was a record $678.5 million, or $5.07 per diluted share, on net sales of $4,415.4 million. This represents an increase in net income of $68.1 million, or $0.52 per diluted share, from 2013 net income of $610.4 million, or $4.55 per diluted share, on net sales of $3,759.5 million. Net income for the year ended December 31, 2014 was negatively impacted by Westlake Partners initial public offering costs and Vinnolit acquisition costs aggregating approximately $26.0 million, after tax, and the non-recurring state tax items which increased the 2014 tax provision by $14.8 million. Net sales for the year ended December 31, 2014 increased $655.9 million primarily due to sales contributed by Vinnolit and our North American Specialty Products (NASP) PVC pipe business, which we acquired in July 2014 and May 2013, respectively, higher sales prices for most of our major products and higher ethylene, caustic and polyethylene sales volumes, partially offset by lower ethylene co-products and styrene sales volumes. Income from operations was $1,124.0 million for the year ended December 31, 2014 as compared to $953.5 million for 2013, an increase of $170.5 million. Income from operations benefited mainly from improved olefins integrated product margins, primarily as a result of higher polyethylene sales prices and the increased ethylene production at our Lake Charles, Louisiana site after the first quarter 2013 completion of the Petro 2 ethylene unit expansion and its conversion to 100% ethane feedstock capability. The increase in

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income from operations for the year ended December 31, 2014 was partially offset by lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with the planned turnaround and ethylene conversion and expansion project at our Calvert City site.
Albert Chao, President and Chief Executive Officer, said, "We are pleased to report record earnings for 2014 and record quarterly earnings for the fourth quarter of 2014. Our record 2014 earnings reflect strong demand for our products, and the contribution to earnings from the expansion and conversion to ethane feedstock of our Calvert City ethylene plant, which was completed in the first quarter of 2014. The strategic investments we have made in our Vinyls business over the past several years, which include the ethylene and PVC expansions, the completion of our new world-scale Geismar, Louisiana chlor-alkali plant, the acquisitions of Vinnolit, our specialty PVC resins business, and our North American Specialty Products PVC pipe business, have positioned our Vinyls business as a low-cost producer and have given us a platform for continued growth."
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $355.3 million for the fourth quarter of 2014 increased $52.6 million compared to $302.7 million in the fourth quarter of 2013. EBITDA for the fourth quarter of 2014 decreased $2.7 million compared to EBITDA of $358.0 million in the third quarter of 2014. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Net cash provided by operating activities was $1,032.4 million in 2014. Capital expenditures for 2014 were $431.1 million. At December 31, 2014, we had cash of $880.6 million and our long-term debt was $764.0 million.

OLEFINS SEGMENT
The Olefins segment reported income from operations of $243.6 million in the fourth quarter of 2014, a decrease of $3.7 million compared to $247.3 million reported in the fourth quarter of 2013. The decrease was primarily due to lower sales volumes.
Income from operations for the fourth quarter of 2014 for the Olefins segment of $243.6 million decreased $15.7 million from the $259.3 million reported in the third quarter of 2014. The decrease was primarily due to lower sales volumes for polyethylene and styrene and lower polyethylene sales prices.
Income from operations was $1,013.8 million in 2014 as compared to $833.2 million in 2013. This increase was predominantly driven by improved olefins integrated product margins, primarily as a result of the increased ethylene production at our Lake Charles site after the first quarter 2013 completion of the Petro 2 ethylene unit expansion and its conversion to 100% ethane feedstock capability. In addition, olefins integrated product margins benefited from an increase in sales prices that outpaced increases in feedstock and energy costs.

VINYLS SEGMENT
The Vinyls segment reported income from operations of $66.3 million in the fourth quarter of 2014 compared to income from operations of $18.6 million in the fourth quarter of 2013, an increase of $47.7 million. The increase in operating income was primarily due to the utilization of lower cost ethane feedstock following our conversion from propane feedstock at our Calvert City facility, which was completed in early 2014. Fourth quarter 2013 was negatively impacted by higher cost propane feedstock that was utilized at our Calvert City facility prior to its conversion to ethane feedstock. The fourth quarter of 2014 was negatively impacted by a planned turnaround at our Gendorf site.
The Vinyls segment reported income from operations of $66.3 million in the fourth quarter of 2014, an increase of $6.9 million compared to income from operations of $59.4 million in the third quarter of 2014. The increase in operating income in the fourth quarter was primarily the result of improved chlor-alkali and ethylene operating rates and lower feedstock costs.
Income from operations was $142.7 million in 2014 as compared to $154.7 million in 2013. This decrease was mainly caused by lost sales, lower production rates and the expensing of $27.1 million related to unabsorbed fixed manufacturing costs and other costs associated with the maintenance turnarounds at our Calvert City site and our Gendorf site. In addition, income from operations for 2014 was negatively impacted by the effect of selling higher cost Vinnolit inventory recorded at fair value, and the severe winter weather experienced in early 2014, that resulted in significantly higher propane feedstock costs. These negative impacts on income from operations for 2014 were partially offset by lower feedstock costs following the expansion and conversion of our Calvert City ethylene plant from propane feedstock to lower cost ethane feedstock.

The statements in this release and the related teleconference relating to matters that are not historical facts, such as statements regarding the position of our Vinyls business as a low-cost producer and our platform for continued growth are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; Westlake's ability to integrate acquired businesses; currency exchange risks; uncertainties associated with the United States, European and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC in February 2014.

This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's fourth quarter and full year 2014 results will be held Tuesday, February 24, 2015 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (866) 318-8620, or (617) 399-5139 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 86438398.
A replay of the conference call will be available beginning four hours after its conclusion until 11:59 p.m. Eastern Time on Tuesday, March 3, 2015. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 85785227.
The conference call will also be available via webcast at http://edge.media-server.com/m/p/4ukmkbuf/lan/en and the earnings release can be obtained via the company's web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

	(In thousands of dollars, except per share data)
Net sales	$1,135,871	$951,625	$4,415,350	$3,759,484
Cost of sales	773,022	655,954	3,098,000	2,658,046
Gross profit	362,849	295,671	1,317,350	1,101,438
Selling, general and administrative expenses	60,462	38,091	193,359	147,974
Income from operations	302,387	257,580	1,123,991	953,464
Interest expense	(9,170)	(3,161)	(37,352)	(18,082)
Other (expense) income, net	(7,161)	3,653	(2,721)	6,790
Income before income taxes	286,056	258,072	1,083,918	942,172
Provision for income taxes	98,671	87,100	398,902	331,747
Net income	187,385	170,972	685,016	610,425
Net income attributable to noncontrolling interests	4,094	—	6,493	—
Net income attributable to Westlake Chemical Corporation	$183,291	$170,972	$678,523	$610,425
Earnings per common share attributable to Westlake Chemical Corporation: (1)
Basic	$1.38	$1.28	$5.09	$4.57
Diluted	$1.37	$1.27	$5.07	$4.55

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(1)
On February 14, 2014, our Board of Directors authorized a two-for-one split of our common stock. Stockholders of record as of February 28, 2014 were entitled to one additional share for every share outstanding, which was distributed on March 18, 2014. Per share data for the three and twelve months ended December 31, 2013 have been restated to reflect the effect of the stock split.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2014	December 31, 2013

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$880,601	$461,301
Marketable securities	—	239,388
Accounts receivable, net	560,666	428,457
Inventories	525,776	471,879
Other current assets	44,244	48,057
Total current assets	2,011,287	1,649,082
Property, plant and equipment, net	2,757,557	2,088,014
Other assets, net	445,146	323,813
Total assets	$5,213,990	$4,060,909

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$537,180	$404,858
Long-term debt	763,997	763,879
Other liabilities	710,925	473,569
Total liabilities	2,012,102	1,642,306
Total Westlake Chemical Corporation stockholders' equity	2,911,511	2,418,603
Noncontrolling interests	290,377	—
Total equity	3,201,888	2,418,603
Total liabilities and equity	$5,213,990	$4,060,909

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WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2014	2013

	(In thousands of dollars)
Cash flows from operating activities
Net income	$685,016	$610,425
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	208,486	157,808
Deferred income taxes	58,967	93,732
Other balance sheet changes	79,907	(109,236)
Net cash provided by operating activities	1,032,376	752,729
Cash flows from investing activities
Acquisition of business, net of cash acquired	(611,087)	(178,309)
Additions to equity investments	—	(23,338)
Additions to property, plant and equipment	(431,104)	(679,222)
Construction of assets pending sale-leaseback	—	(136)
Proceeds from disposition of assets	181	151
Proceeds from repayment of loan acquired	45,923	—
Proceeds from repayment of loan to affiliate	—	167
Proceeds from sales and maturities of securities	342,045	252,519
Purchase of securities	(117,332)	(367,150)
Settlements of derivative instruments	(1,831)	(6,920)
Net cash used for investing activities	(773,205)	(1,002,238)
Cash flows from financing activities
Capitalized debt issuance costs	(1,186)	—
Dividends paid	(77,656)	(55,236)
Distributions to noncontrolling interests	(2,204)	—
Net proceeds from issuance of Westlake Chemical Partners LP common units	286,088	—
Proceeds from exercise of stock options	5,524	3,437
Repurchase of common stock for treasury	(52,630)	(32,918)
Windfall tax benefits from share-based payment arrangements	6,704	5,449
Net cash provided by (used for) financing activities	164,640	(79,268)
Effect of exchange rate changes on cash and cash equivalents	(4,511)	—
Net increase (decrease) in cash and cash equivalents	419,300	(328,777)
Cash and cash equivalents at beginning of the year	461,301	790,078
Cash and cash equivalents at end of the year	$880,601	$461,301

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

	(In thousands of dollars)
Net external sales
Olefins	$598,742	$668,144	$2,723,690	$2,553,669
Vinyls	537,129	283,481	1,691,660	1,205,815
	$1,135,871	$951,625	$4,415,350	$3,759,484
Income (loss) from operations
Olefins	$243,558	$247,291	$1,013,825	$833,249
Vinyls	66,280	18,562	142,740	154,684
Corporate and other	(7,451)	(8,273)	(32,574)	(34,469)
	$302,387	$257,580	$1,123,991	$953,464
Depreciation and amortization
Olefins	$26,433	$26,523	$106,244	$102,938
Vinyls	33,539	14,864	101,666	54,371
Corporate and other	120	127	576	499
	$60,092	$41,514	$208,486	$157,808
Other income (expense), net
Olefins	$1,840	$1,521	$6,102	$7,410
Vinyls	1,737	(172)	2,680	(1,858)
Corporate and other	(10,738)	2,304	(11,503)	1,238
	$(7,161)	$3,653	$(2,721)	$6,790

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2014	2013	2014	2013

	(In thousands of dollars)
EBITDA	$358,011	$355,318	$302,746	$1,329,756	$1,118,062
Less:
Provision for income taxes	124,449	98,671	87,100	398,902	331,747
Interest expense	9,486	9,170	3,161	37,352	18,082
Depreciation and amortization	53,920	60,092	41,513	208,486	157,808
Net income	170,156	187,385	170,972	685,016	610,425
Changes in operating assets and liabilities	158,626	44,359	23,968	288,393	48,572
Deferred income taxes	15,100	24,508	10,289	58,967	93,732
Net cash provided by operating activities	$343,882	$256,252	$205,229	$1,032,376	$752,729

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Fourth Quarter 2014 vs. Fourth Quarter 2013		Fourth Quarter 2014 vs. Third Quarter 2014
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+0.7%	-11.1%	-6.2%	-8.7%
Vinyls	+2.2%	+87.3%	-9.1%	+6.8%
Company	+1.1%	+18.3%	-7.5%	-1.9%

Average Quarterly Industry Prices (1)

	Quarter Ended
	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
Ethane (cents/lb)	8.8	11.4	9.8	7.9	7.0
Propane (cents/lb)	28.4	30.8	25.2	24.6	18.1
Ethylene (cents/lb) (2)	52.3	55.1	55.5	66.6	56.2
Polyethylene (cents/lb) (3)	105.0	107.7	109.0	110.0	108.7
Styrene (cents/lb) (4)	81.8	86.9	82.2	85.8	73.5
Caustic soda ($/short ton) (5)	582.5	579.2	595.0	588.3	595.0
Chlorine ($/short ton) (6)	245.0	236.7	232.5	232.5	232.5
PVC (cents/lb) (7)	60.5	66.5	69.5	70.2	69.2
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(1)	Industry pricing data was obtained from IHS Chemical. We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.

(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by IHS Chemical.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American undiscounted contract prices of caustic soda over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)	Represents average North American contract prices of PVC over the period as reported by IHS Chemical.